Exhibit 10.1

EXECUTION VERSION

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB Facsimile:+44(20)77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

DATE:    June 11, 2013

TO:    Portland General Electric Company
ATTENTION:    James F. Lobdell
TELEPHONE:    Phone:(503) 464-2723
FACSIMILE:    Fax: (503) 464-2222

FROM:    Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:    212 412 4000
SUBJECT:    Issuer Forward Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and Portland General Electric Company, an Oregon corporation (“Counterparty”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule but with the election (i) of the laws of the State of New York as the governing law, (ii) of United States Dollars (“USD”) as the Termination Currency and (iii) the other elections set forth in this Confirmation) on the Trade Date. Notwithstanding any other agreement between the parties to the contrary, the Transaction shall be the only transaction under the Agreement.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by ISDA are incorporated into this Confirmation.

Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from Barclays, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction (it being understood that no such transfer shall release Barclays from any rights, obligations or liabilities in respect of the Transaction), (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the

Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation, the Agreement or the Underwriting Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays. Barclays will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder. Barclays is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

Barclays Bank PLC is not a member of the Securities Investor Protection Corporation.

1. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the Swap Definitions and (iv) the Agreement.

2. Each party will make each payment specified in this Confirmation as being payable by such party not later than the specified due date, for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3.    General Terms:

Buyer:    Barclays. Seller:    Counterparty. Trade Date:    June 12, 2013.

Effective Date:	June 17, 2013, or such later date on which the conditions set forth in Section 4 of this Confirmation have been satisfied.

Base Amount:    Initially, 11,100,00 Shares, subject to reduction pursuant to
Section 4(b).

Maturity Date:	June 11, 2015 (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Daily Forward Price:
On the Effective Date, the Initial Forward Price, and on any other day, the Daily Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date (including, for the avoidance of doubt, any Forward Price Reduction Date occurring from the Trade Date to a date on or before the Effective Date), the Daily Forward Price in effect on such date shall be the Daily Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:    USD $28.54125 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day, minus (B) the Spread, divided by (ii) 365. For the avoidance of doubt, the Daily Rate may be a negative number.

USD-Federal Funds Rate:
For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Spread:    50 basis points.
Forward Price Reduction Date:    As set forth on Schedule I. Forward Price Reduction
Amount:    For each Forward Price Reduction Date, the Forward Price
Reduction Amount set forth opposite such date on Schedule I.

Shares:    Common stock, no par value per share, of Counterparty
(Exchange identifier: “POR”).

Exchange:    The New York Stock Exchange. Related Exchange(s):    All Exchanges.

Clearance System:    The Depository Trust Company.

Valuation:

Designated Valuation:
Subject to Section 9 of this Confirmation, Counterparty shall have the right to designate a date (a “Designated Date”) occurring on or prior to the Maturity Date for a valuation and settlement of the Transaction with respect to all or a portion of the Undesignated Shares as of the Designated Date by written notice to Barclays, delivered no later than the applicable Settlement Method Election Date, substantially in the form attached hereto as Schedule II. The portion of the Undesignated Shares designated for valuation and settlement in respect of a Designated Date shall be the “Designated Shares” for such Designated Date. If the number of Undesignated Shares on the Maturity Date is greater than zero, then the Maturity Date will be a Designated Date for a Physical Settlement with a number of Designated Shares equal to such number of Undesignated Shares.

Valuation Date:	With respect to any Physical Settlement, the relevant Designated Date. With respect to any Cash Settlement or Net Share Settlement, the last day of the related Unwind Period.

Undesignated Shares:	At any time, the Base Amount minus the aggregate number of Designated Shares for all Designated Dates occurring prior to such time.

Unwind Period:
For any Cash Settlement or Net Share Settlement, a period beginning on, and including, the Designated Date and ending on the date on which Barclays or its affiliates finishes unwinding Barclays’ Hedge Positions in respect of such Designated Date.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, and by replacing “or (iii) an Early Closure” with: “(iii) an Early Closure or (iv) a Regulatory Disruption”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

A “Regulatory Disruption” shall occur if Barclays determines in good faith and in its reasonable discretion, based on advice of counsel, that it is advisable, in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Barclays (or its agent or affiliate) generally applicable to transactions of the type of the Transaction to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Consequences of Disrupted Days:    As set forth in Section 9 of this Confirmation.

Settlement:
Settlement Date:    The date one Settlement Cycle following each Valuation Date. Settlement Method Election:    Applicable; provided that Net Share Settlement shall be
deemed to be included as an additional potential settlement
method under Section 7.1 of the Equity Definitions; and provided further that (i) the same settlement method shall apply in respect of all Designated Shares for any Designated Date and (ii) Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty delivers a settlement notice substantially in the form attached hereto as Schedule II, in which Counterparty represents and warrants to Barclays that, as of the date of such election,

(A) Counterparty is not aware of, and is not electing Cash Settlement or Net Share Settlement, as applicable, on the basis of, any material nonpublic information concerning itself or the Shares; and

(B) Counterparty is electing the settlement method and designating the related Designated Date in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws.

Electing Party:    Counterparty.

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the relevant Designated Date.

Default Settlement Method:    Physical Settlement.

Physical Settlement:
If Physical Settlement is applicable, then on the relevant Settlement Date, Barclays will pay to Counterparty an amount equal to the product of (x) the number of Designated Shares for the related Designated Date and (y) the Daily Forward Price on such Settlement Date and Counterparty will deliver to Barclays a number of Shares equal to such number of Designated Shares. Section 9.2 of the Equity Definitions (other than the last sentence thereof) will not apply to any Physical Settlement.

Prepayment:    Not Applicable.

Cash Settlement Payment Date:    The Settlement Date.

Forward Cash Settlement Amount:    The aggregate sum, for all Unwind Dates in the relevant
Unwind Period, of the Daily Cash Settlement Amounts.

Daily Cash Settlement Amount:
For any Unwind Date, the product of (i) the Daily Share Number of such Unwind Date and (ii)(A) the Settlement Price for such Unwind Date minus (B) the Daily Forward Price on the date one Settlement Cycle immediately following such Unwind Date (but with such Daily Forward Price determined without giving effect to any Forward Price Reduction Date that occurs after such Unwind Date).

Unwind Date:	Each Exchange Business Day during the Unwind Period on which Barclays or its affiliates unwind any portion of Barclays’ Hedge Positions in respect of the relevant Designated Date.

Daily Share Number:
For any Unwind Date, the number of Designated Shares with respect to which Barclays or its affiliates unwind any portion of Barclays’ Hedge Positions in respect of the relevant Designated Date. For the avoidance of doubt, in unwinding Barclays’ Hedge

Positions in respect of any Designated Shares and determining the Daily Share Number for any Unwind

Date in connection with any Net Share Settlement, Barclays or its affiliates, as applicable, will take into account, and, for such purpose, assume receipt or delivery of, a number of Shares equal to the sum of (i) (x) the Aggregate Net Share Number for such Unwind Date minus (y) the Aggregate Net Share Number for the immediately preceding Unwind Date of the same Unwind Period, if any (or zero if there is no such preceding Unwind Date) and (ii) the number of shares corresponding to the Unwind Adjustment Amount applicable to such Unwind Date, if any.

Settlement Price:
For any Unwind Date, the weighted average price per Share at which Barclays or its affiliates unwind any portion of Barclays’ Hedge Positions on such Unwind Date in respect of the relevant Designated Date.

Net Share Settlement:    If Net Share Settlement is applicable, then on the relevant
Settlement Date:

(i)	if the Net Share Settlement Number is positive, then Counterparty will deliver to Barclays a number of Shares equal to the Net Share Settlement Number; and

(ii)	if the Net Share Settlement Number is negative, then Barclays will deliver to Counterparty a number of Shares equal to the absolute value of the Net Share Settlement Number;

in either case in accordance with Section 9.2 (last sentence only), 9.4, 9.8, 9.9, 9.11 (as modified herein) and, solely in the case of a delivery by Counterparty, 9.12 of the Equity Definitions as if Physical Settlement were applicable.

Net Share Settlement Number:
A number of Shares equal to the sum of (i) the Aggregate Net Share Number as of the last Unwind Date in any Unwind Period and (ii) the sum of the quotients (rounded to the nearest whole number), for each Unwind Adjustment Amount for such Unwind Period, obtained by dividing (x) such Unwind Adjustment Amount by (y) the Settlement Price on the Forward Price Reduction Date relating to such Unwind Adjustment Amount.

Aggregate Net Share Number:
As of any date, the aggregate sum, rounded to the nearest whole number, for all Unwind Dates in the relevant Unwind Period occurring on or prior to such date, of the quotient obtained by dividing (x) the Daily Cash Settlement Amount for such Unwind Date by (y) the Settlement Price for such Unwind Date.

Unwind Adjustment Amount:
For any Unwind Period, for any Forward Price Reduction Date that occurs during the period from, and including, the date one Settlement Cycle immediately following the relevant Designated Date to, and including, the date one Settlement

Cycle immediately following the relevant Valuation Date, an amount equal to the product of (i) the relevant Forward Price Reduction Amount multiplied by (ii)(A) if the Aggregate Net Share Number as of the date immediately prior to the relevant Forward Price Reduction Date is a positive number, such Aggregate Net Share Number or (B) otherwise, zero.

Unwound Shares:	For any Unwind Period at any time, the aggregate sum of the Daily Share Numbers for all Unwind Dates in such Unwind Period that have occurred prior to such time.

Delivery of Shares:
Notwithstanding anything to the contrary herein, Barclays may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

Consequences of Late Delivery:
Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Counterparty fails to deliver when due any Shares required to be delivered hereunder and a Forward Price Reduction Date occurs on or after the date such Shares are due and on or before the date such Shares are delivered, Counterparty acknowledges and agrees that, in addition to any other amounts for which Counterparty may be liable hereunder or under law (but without duplication), Counterparty shall be liable to Barclays for an amount equal to the product of the number of Shares so due but not yet delivered on or prior to such Forward Price Reduction Date and the Forward Price Reduction Amount for such Forward Price Reduction Date.

Representation and Agreement: (i) In the case where Barclays is obligated to deliver any Shares hereunder and (ii) in the case where Counterparty is obligated to deliver any Shares hereunder, solely to the extent the Private Placement Procedures in Annex A shall apply, in either case of clauses (i) and (ii), the provisions of Section
9.11 of the Equity Definitions are hereby modified to exclude any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares.

Share Adjustments:

Method of Adjustment:    Calculation Agent Adjustment.

Extraordinary Events:

Merger Event:	Section 12.1(b) of the Equity Definitions shall be amended by deleting the remainder of such Section following the definition of “Reverse Merger” therein.

Announcement Date:
Section 12.1(l) of the Equity Definitions shall be amended (A) by adding, after the words “public announcement” in the second line thereof, the words “by Counterparty,” (B) by deleting the parenthetical phrase in the third line and the tenth line thereof, (C) by replacing the words “leads to the” in the third line thereof with the words “if consummated, would result in” and (D) by replacing the words “leads to the Nationalization” in the tenth and eleventh lines thereof with the words “that, if consummated, would result in a Nationalization”.

Delisting:
In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of the formal or informal interpretation”; and (ii) replacing the word “Shares” where it appears in clause (X) with the words “Hedge Position”.

Failure to Deliver:     Not Applicable. Hedging Disruption:     Not Applicable. Increased Cost of Hedging: Not Applicable.

Increased Cost of Stock Borrow:
Applicable; provided that clause Section 12.9(b)(v) shall be deleted and replaced with the following: “If the Calculation Agent determines that the Hedging Party would, as of any date, incur a weighted-average rate to borrow Shares in respect of the Transaction (with such rate determined for any such day on the basis of the period that is the shorter of (i) a period commencing on the Effective Date and ending on, and including, such date of determination, and (ii) a period of one calendar month ending on, and including, such date of determination) that is greater than the Initial Stock Loan Rate, then, at Counterparty’s election, either

(1) the Calculation Agent shall reduce the Daily Forward Price in order to compensate Barclays for the amount by which such weighted- average rate exceeded the Initial Stock Loan Rate or (2) the Maximum Stock Loan Rate shall, as of such date of determination, be reduced to a rate equal to the Initial Stock Loan Rate; provided that, if, within one Scheduled Trading

Day of the Calculation Agent’s delivery of notice of such event, Counterparty has not elected either clause (1) or (2) to apply in respect thereof, then the Hedging Party may elect, in its sole discretion, whether clause (1) or (2) will apply in respect thereof. The Calculation Agent shall notify Counterparty prior to making any such adjustment to the Daily Forward Price pursuant to clause (1) above or any reduction to the Maximum Stock Loan Rate pursuant to clause (2) above, as the case may be, and, upon the request of Counterparty, the Hedging Party shall provide an itemized list of its stock loan costs for the applicable period over which any such weighted-average rate was determined.”

Initial Stock Loan Rate:    25 basis points per annum. Loss of Stock Borrow:    Applicable.

Maximum Stock Loan Rate:    200 basis points per annum, subject to adjustment as
described opposite “Increased Cost of Stock Borrow” above.

Hedging Party:    For all applicable Additional Disruption Events, Barclays. Determining Party:    For all applicable Extraordinary Events, Barclays.

Consequences of

Extraordinary Events:
Except as set forth above with respect to Increased Cost of Stock Borrow, in lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any applicable Extraordinary Event (including, for the avoidance of doubt, any applicable Additional Disruption Event) shall be as specified below in Section 9 of this Confirmation.

Acknowledgements:
Non-Reliance:    Applicable. Agreements and Acknowledgements
Regarding Hedging Activities:    Applicable.

Additional Acknowledgements:    Applicable. Calculation Agent:    Barclays.

Account Details:

Payments to Barclays:	Barclays Bank PLC ABA: 026-002-574
BIC: BARCUS33
Account: 50038524
Beneficiary: BARCGB33
REF: Barclays Bank PLC London Equity Derivative

Payments to Counterparty:    To be advised.

Delivery of Shares to Barclays:    To be advised.

Delivery of Shares to Counterparty:    To be advised.

4.    Conditions to Effectiveness:

(a) The effectiveness of this Confirmation on the Effective Date shall be subject to the following conditions:

(i) The Closing Date (as defined in the Underwriting Agreement dated June 11, 2013, between Counterparty and the Agent as representative of the several Underwriters party thereto (the “Underwriting Agreement”)) shall have occurred as provided in the Underwriting Agreement.

(ii)
Counterparty shall have delivered to Barclays an opinion of counsel dated as of the Effective Date with respect to matters set forth in Section 3(a) of the Agreement (subject to customary exceptions and limitations).

(b)
Notwithstanding anything to the contrary in the foregoing, if the number of Borrowed Shares borrowed and delivered for sale by the Forward Seller on the Closing Date (each as defined in the Underwriting Agreement) under the Underwriting Agreement, as contemplated pursuant to Section 2(c) of the Underwriting Agreement, is a number less than the Base Amount specified in Section 3 above, then Barclays shall reduce the Base Amount to be a number of Shares equal to such number of Borrowed Shares borrowed and delivered for sale by the Forward Seller.

5.	Representations and Agreements of Counterparty: Counterparty represents and warrants to, and agrees with, Barclays as of the date hereof that:

(a) Counterparty will promptly provide notice to Barclays upon obtaining knowledge of (i) the occurrence or announcement of any event that would constitute an Event of Default in respect of which it is the Defaulting Party or (ii) any Announcement Date in respect of an Extraordinary Event.

(b) A number of Shares of Counterparty equal to 15,000,000 Shares, as such number may be reduced by a number of Shares issued directly by Counterparty in the manner contemplated by the Underwriting Agreement (the “Capped Number”), has been reserved for issuance upon settlement of the Transaction by all required corporate actions of Counterparty. The Shares of Counterparty issuable, from time to time, upon settlement of the Transaction have been duly authorized and, when delivered as contemplated by the terms of the Transaction upon settlement of the Transaction, will be validly issued, fully-paid and non-assessable, and the issuance of such Shares will not be subject to any pre-emptive or similar rights.

(c)
Counterparty shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Capped Number plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party (or, if greater, the number of Shares reserved by Counterparty for settlement of or delivery under such transaction or agreement).

(d) Counterparty will not repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 19.9% of the number of then-outstanding Shares and it will promptly notify Barclays immediately upon the announcement or consummation of any repurchase of Shares that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, the Trade Date), would increase such percentage by more than 1% of the number of then-outstanding Shares. For purposes of this Section 5(d), on the second Scheduled Trading Day immediately following each Settlement Date, Cash Settlement Payment Date, “Settlement Date” and “Cash Settlement Payment Date” (or, if later, the date on which Counterparty delivers Shares to Barclays in respect of such date), as applicable, the Base Amount shall be reduced by the number of Designated Shares for such date.

(e)
As of the Trade Date and as of the date of any payment or delivery by Counterparty or Barclays hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code).

(f) Except with the prior written consent of Barclays, Counterparty will not, will cause its subsidiaries not to and will use its commercially reasonable efforts to cause its other “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) not to, at any time during any Unwind Period, (i) effect any Rule
10b-18 purchases (as defined under Rule 10b-18(a)(13)) or (ii) take any other action (including, without limitation, any direct purchases by Counterparty or any of its “affiliated purchasers” (as defined under Rule 10b-18) or any purchases by a party to a derivative transaction with Counterparty or any of its “affiliated purchasers” (as defined under Rule 10b-18)), whether under an agreement with another party or otherwise, that would cause any purchases of Shares by Barclays or any of its affiliates during any Unwind Period in connection with the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 (determined as if as if Barclays were Counterparty or an “affiliated purchaser” (as defined in Rule 10b-18) of Counterparty and such rule were applicable to such purchases).

(g) Counterparty will not permit any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) to occur at any time during any Unwind Period.

(h)	Counterparty shall: (i) not, during any Unwind Period, make, and will use its commercially reasonable efforts to not permit to be made, any public announcement

(as defined in Rule 165(f) under the Securities Act) of any Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange; (ii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Barclays following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Barclays or its affiliates, if any, and (B) the number of Shares, if any, purchased pursuant to the proviso in Rule
10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 11(c) of this Confirmation. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization, other than, for the avoidance of doubt, any such transaction in which the consideration is solely cash and there is no valuation period, all as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(i) Counterparty is an “eligible contract participant” (as such term is defined in the
Commodity Exchange Act, as amended).

(j) Counterparty is not entering into the Transaction, and will not elect Cash Settlement or Net Share Settlement, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or any other applicable securities laws or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act or any other applicable securities laws.

(k) Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least
$50 million as of the date hereof.

(l) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project.

(m)
Counterparty is not aware of, and Counterparty is not entering into this Confirmation or the Transaction on the basis of, any material non-public information regarding itself or the Shares; Counterparty is entering into this Confirmation and will provide any settlement method election notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; and Counterparty has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).

(n) No state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Barclays or its affiliates owning or holding (however defined) Shares (determined after giving effect to Section 18(ii) and (iii)).

(o) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(p) Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency.

6.
Covenant of Counterparty: The parties acknowledge and agree that, unless the Private Placement Procedures in Annex A hereto shall apply, any Shares delivered by Counterparty to Barclays on any Settlement Date will be newly issued Shares and when delivered by Barclays (or an affiliate of Barclays) to securities lenders from whom Barclays (or an affiliate of Barclays) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Barclays or an affiliate of Barclays. Accordingly, Counterparty agrees that, unless the Private Placement Procedures in Annex A hereto shall apply, the Shares that it delivers to Barclays on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

7.
Insolvency Filing / Bankruptcy Proceedings: The parties agree that, notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, this Confirmation constitutes a contract to issue a security of Counterparty within the meaning of Section

365(c)(2) of the Bankruptcy Code and that, upon any Insolvency Filing or the occurrence of any event of the type described in Section 5(a)(vii) of the Agreement or the commencement of any other proceeding under the Bankruptcy Code (as defined below) in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing, the occurrence of such event or the commencement of such other proceeding, as the case may be).

8.
Extraordinary Dividends: If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Counterparty to Barclays in settlement of the Transaction), Counterparty shall pay to Barclays on the earlier of (i) the date on which such Extraordinary

Dividend is paid by the Issuer to holders of record of the Shares and (ii) the Maturity Date an amount, as determined by the Calculation Agent, in cash equal to the product of (a) per Share amount of such Extraordinary Dividend, and (b) the Remaining Amount on such ex-dividend date. “Extraordinary Dividend” means any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend. “Remaining Amount” means, at any time, the sum of (i) the number of Undesignated Shares as of such time, (ii)(A) if any, the number of Designated Shares for any Designated Date occurring prior to such time for which the related Unwind Period has not been completed at such time minus (B) the number of Unwound Shares for such Unwind Period at such time and (iii) if Net Share Settlement Number as of such time is (A) a positive number and (B) has not been delivered by Counterparty to Barclays pursuant to “Net Share Settlement” above, such Net Share Settlement Number.

9.    Acceleration Events:

(a) Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time following the occurrence of an Acceleration Event, Barclays (or, in the case of an Acceleration Event that is an Event of Default or a Termination Event, the party that would be entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement), upon at least one Scheduled Trading Day’s notice, shall have the right to designate any Scheduled Trading Day to be the “Early Valuation
Date”.

(b) If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be deemed to be a Designated Date for a Physical Settlement, and the number of Designated Shares for such Designated Date shall be the number of Undesignated Shares on the Early Valuation Date; provided that in the case of an Acceleration Event of the type described in paragraph (e)(iv) below, the number of Designated Shares for such Designated Date shall be only such number of Designated Shares necessary so that such Acceleration Event shall no longer exist after such Physical Settlement, as determined by the Calculation Agent.

(c) If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the Early Valuation Date shall be deemed to be the last Unwind Date (regardless of whether Barclays or its affiliates shall have finished unwinding Barclays’ Hedge Positions in respect of the related Designated Date), (B) a settlement shall occur in respect of such Unwind Period, and the settlement method elected by Counterparty in respect of such settlement shall apply, and (C) the number of Designated Shares for such settlement shall be deemed to be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be deemed to be an additional Designated Date for a Physical Settlement and (B) the number of Designated Shares for such additional Designated Date shall be the Remaining Amount (determined without regard to clause (iii) of the definition thereof) on the Early Valuation Date; provided that in the case of an Acceleration Event of the type described in paragraph (e)(iv) below, the number of Designated Shares for such additional Designated Date shall be only such number of Designated Shares necessary so that such Acceleration Event shall no longer exist after such Physical Settlement, as determined by the Calculation Agent.

(d) Notwithstanding the foregoing, in the case of an Early Valuation Date that occurs due to an announcement of a Nationalization or a Merger Event, if at the time of the related Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, such cash, other property or right shall be deliverable instead of such Shares.

(e) “Acceleration Event” means:

(i)
any Event of Default or Termination Event that would give either party the right to designate an Early Termination Date pursuant to Section 6 of the Agreement (upon the occurrence of which the provisions set forth in clauses (a) through (d) above shall apply in lieu of Section 6 of the Agreement);

(ii) the occurrence of an Announcement Date in respect of a Merger Event, a Nationalization or a Delisting (upon the occurrence of which the provisions set forth in clauses (a) through (d) above shall apply in lieu of Article 12 of the Equity Definitions);

(iii) the occurrence of a Change in Law;

(iv) the occurrence of a Loss of Stock Borrow;

(v) the declaration or payment by Counterparty of any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date other than (x) any Extraordinary Dividend, (y) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions or (z) any cash dividend for which the ex-dividend date occurs on or after a Forward Price Reduction Date (but prior to the next following Forward Price Reduction Date) that is paid to holders of Shares in an amount less than or equal to the Forward Price Reduction Amount for such Forward Price Reduction Date;

(vi)	the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days; or

(vii) the occurrence of the Maturity Date during an Unwind Period.

(f)	Under no circumstances will Barclays be entitled to an adjustment for the effects of an Extraordinary Dividend (other than as set forth in Section 8 above) or a change in expected dividends.

10. Private Placement Procedures: If either Barclays or Counterparty determines in good faith that the Shares that Counterparty delivers to Barclays on a Settlement Date will bear a restrictive legend or that such Shares will not be deposited in, or the delivery thereof will not be effected through the facilities of, the Clearance System, because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Barclays otherwise determines that in its reasonable opinion based on advice of counsel any Shares to be delivered to Barclays by Counterparty hereunder may not be freely returned by Barclays or its affiliates to securities lenders as contemplated by Section 6 of this Confirmation, then delivery of any such Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Barclays.

11. Rule 10b5-1:

(a)
The parties acknowledge that following any election of Cash Settlement or Net Share Settlement by Counterparty, this Confirmation is intended to constitute a binding contract satisfying the requirements of Rule 10b5-1(c) of the Exchange Act and agree that this Confirmation shall be interpreted to comply with such requirements.

(b)
The times and prices at which Barclays (or its agent or affiliate) purchases any Shares during any Unwind Period shall be at Barclays’ sole discretion. Counterparty acknowledges that during any Unwind Period Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares or any other transactions by Barclays (or its agent or affiliate) in connection with this Confirmation. Counterparty represents, warrants and agrees that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.

(c)
Counterparty hereby agrees with Barclays that during any Unwind Period Counterparty shall not communicate, directly or indirectly, any material non-public information (within the meaning of such term under Rule 10b5-1) to any employee of Barclays (or its agents or affiliates) who is directly involved with the hedging of, and trading with respect to, the Transaction; provided that, each Barclays Permitted Contact will be deemed not to be such an employee of Barclays (or its agents or affiliates). Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of the Transaction during any Unwind Period must be effected in accordance with the requirements for the amendment or termination of a contract, instruction or plan under Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of, or be made on the basis of, any material non-public information regarding Counterparty or the Shares. “Barclays Permitted Contacts” means each of David Levin, Paul Robinson, Jaime Cohen, Anthony Ballesteros, Mustafa Saadi, Matt Danton, Anna Shearer, Eric Wang, and such other employees of Barclays (or its agents or affiliates) as notified to Counterparty from time to time.

12. Capped Number of Shares: Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Agreement a number of Shares greater than the Capped Number. Counterparty represents and warrants to Barclays (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). Counterparty shall not enter into any transaction, or take any other action, that would result in the aggregate number of Shares deliverable by Counterparty hereunder (with such number of Shares determined prior to giving effect to this Section 12 and assuming Physical Settlement were applicable to all Designated Shares (or deemed Designated Shares pursuant to Section 9) hereunder) in respect of the Transaction being a number of Shares greater than the Capped Number (it being understood that this sentence is not intended to restrict Counterparty’s ability to effect a Private Placement Settlement in the circumstances contemplated by this Confirmation).

13. Transfer, Assignment and Designation:

(a) Notwithstanding any provision of the Agreement to the contrary, Barclays may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Barclays under the Transaction, in whole or part, to an affiliate of Barclays whose obligations hereunder and under the Agreement are guaranteed by Barclays so long as (a) Counterparty will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay Barclays in the absence of such assignment or transfer; (b) Counterparty will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Barclays would have been required to so withhold or deduct in the absence of such assignment or transfer; and (c) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer.

(b)
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’s obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(c) Counterparty may not transfer or assign any of its rights or obligations under the Transaction, this Confirmation or the Agreement without the prior written consent of Barclays.

14. Indemnity: Counterparty agrees to indemnify Barclays and its affiliates and their respective directors, officers, agents and controlling parties (Barclays and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (whether or not such Indemnified Party is a party thereto) at the time, and only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from a breach of a covenant or representation made by Counterparty in this Confirmation or the Agreement. For the avoidance of doubt, Counterparty will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from Barclays’ negligence, fraud, bad faith and/or willful misconduct or a breach of any representation or covenant of Barclays contained in this Confirmation or the Agreement.

15. No Collateral; Netting; Setoff:

(a) Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral.

(b) If on any date any Shares would otherwise be deliverable under the Transaction by Counterparty to Barclays and by Barclays to Counterparty, then, on such date, each party’s obligations to make delivery of such Shares will be automatically satisfied and discharged and, if the aggregate number of Shares that would otherwise have been deliverable by one party exceeds the aggregate number of Shares that would have otherwise been deliverable by the other party, replaced by an obligation upon the party by whom the larger aggregate number of Shares would have been deliverable to deliver to the other party the excess of the larger aggregate number over the smaller aggregate number.

(c) The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 15.

(d)
Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency or into Shares, at the election of Y, at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency or Shares. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section

15 shall be effective to create a charge or other security interest. This Section 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e) Notwithstanding anything to the contrary in the foregoing, Barclays agrees not to set off or net amounts due from Counterparty with respect to the Transaction against amounts due from Barclays (or its affiliate) to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to Barclays rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

16. Delivery of Cash: For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transaction, except (i) as set forth under Section 8 above or (ii) in circumstances where the cash settlement thereof is within Counterparty’s control (including, without limitation, where

Counterparty so elects to deliver cash or fails timely to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of or an indemnity under this Confirmation or the Agreement.

17. Status of Claims in Bankruptcy: Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further that nothing herein shall limit or shall be deemed to limit Barclays’s rights in respect of any transaction other than the Transaction.

18. Limit on Beneficial Ownership: Notwithstanding anything to the contrary in the Agreement or this Confirmation, (a) in no event shall Barclays be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Barclays, any of its affiliates’ business units subject to aggregation with Barclays for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Barclays with respect to “beneficial ownership” of any Shares (collectively, “Barclays Group”) would be equal to or greater than 8.5% of the outstanding Shares, (ii) Barclays (including any person subject to aggregation of Shares with Barclays) would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Volume 17 of the Oregon Revised Statutes in excess of a number of Shares equal to 4.9% of the outstanding Shares, (iii) Barclays (including any person subject to aggregation of Shares with Barclays) would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Federal Power Act in excess of a number of Shares equal to 9.9% of the outstanding Shares or (iv) Barclays, Barclays Group or any person whose ownership position would be aggregated with that of Barclays or Barclays Group (Barclays, Barclays Group or any such person, a “Barclays Person”) under Sections 60.825, 830 or 835 of the Oregon Business Corporation Act, any state or federal bank holding company or banking laws, other federal, state or local laws, regulations or regulatory orders or organizational documents or contracts of Counterparty, in each case, applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Share that would be permitted under Applicable Restrictions and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator, such as a state or federal banking regulator) of a Barclays Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clauses (ii), (iii) or (iv), an “Excess Regulatory Ownership Position”) and (b) Barclays shall not have the “right to acquire” (within the meaning of The New York Stock Exchange Rule 312.04(g)) Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Early Termination Date, any Private Placement

Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, the Barclays Group would directly or indirectly beneficially own for such purposes in excess of 3,708,270 Shares (the “Exchange Limit”). If any delivery owed to Barclays hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Barclays gives notice to Counterparty that such delivery would not result in (x) Barclays Group directly or indirectly so beneficially owning in excess of 8.5% of the outstanding Shares, (y) the occurrence of an Excess Regulatory Ownership Position or (z) Barclays Group directly or indirectly beneficially owning (within the meaning referred to in clause (b) above) Shares in excess of the Exchange Limit.

19. Acknowledgements and Agreements:

(a) The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of GS&Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(b) The parties hereto intend for:

(i)
this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code;

(ii)
a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	Barclays to be a “financial institution” within the meaning of Section
101(22) of the Bankruptcy Code; and

(iv)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

(c)
Barclays agrees that, unless the Private Placement Procedures in Annex A shall apply, all Shares delivered to it by Counterparty in settlement of this Transaction will be used by Barclays (or its affiliate) to close out open short positions in respect of Borrowed Shares (as defined in the Underwriting Agreement).

20. Unwind Period. With respect to all purchases of Shares (the “Unwind Period Purchases”) made by Barclays or its affiliates in connection with the Transaction during any Unwind Period, Barclays agrees to, and shall cause such affiliates to, use reasonable efforts to make all such Unwind Period Purchases in a manner that Barclays reasonably believes (assuming compliance by Counterparty with its representations, warranties and covenants herein) would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if Barclays were Counterparty or an “affiliated purchaser” (as such term is defined in Rule 10b-18) of Counterparty and such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Barclays’ control or the control of such affiliates. Subject to the immediately preceding sentence, with respect to any Unwind

Period, Barclays agrees to use commercially reasonable efforts to purchase, on each Exchange Business Day during such Unwind Period during which no Market Disruption Event has occurred or is continuing (but excluding any Exchange Business Day on or after the occurrence of an Acceleration Event in respect of which Barclays has designated the Early Valuation Date), a number of Shares in connection with the Transaction equal to or greater than 10.0% of the average daily trading volume for the Shares on the Exchange during the four calendar weeks preceding the week during which such Exchange Business Day occurs, as determined by the Calculation Agent.

21. Certain Notices: On or prior to the date one calendar month immediately following the Effective Date and on or prior to each date recurring one calendar month thereafter (or, if such date is not a Scheduled Trading Day, the immediately following Scheduled Trading Day), Barclays agrees to communicate to Counterparty, either by phone call or email, an update on the borrow market with respect to the Shares, including an estimate of the available stock borrow.

22. Notices: For the purpose of Section 12(a) of the Agreement: (a)	Address for notices or communications to Barclays:
Barclays Capital Inc.
745 Seventh Ave
New York, NY 10019
Attention: Paul Robinson
Phone: (+1) 212-526-0111
Fax: (+1) 917-522-0458 with a copy to:

Barclays Capital Inc.
745 Seventh Ave
New York, NY 10019
Attention: Anna Shearer

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB

(b) Address for notices or communications to Counterparty:

James F. Lobdell
121 SW Salmon Street 1WTC 1711
Portland, OR 97204
Phone:(503) 464-2723
Fax: (503) 464-2222 with a copy to:
Brett Greene
121 SW Salmon Street 1WTC0506
Portland, OR 97204
Phone (503) 464-7859
Fax: (503) 464-2236

23. Waiver of Right to Trial by Jury: EACH OF COUNTERPARTY AND BARCLAYS HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE ACTIONS OF COUNTERPARTY, BARCLAYS OR THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

24. Jurisdiction: THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

25. Severability: If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section
14 of the Agreement to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

26. Tax Disclosure: Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

[Remainder of page intentionally left blank]

Yours sincerely,

BARCLAYS CAPITAL INC., ACTING AS AGENT
FOR BARCLAYS BANK PLC

By:	/s/ Nicholas Abbate
	Name:	Nicholas Abbate
	Title:	Authorized Signatory

Confirmed as of the date first above written:

PORTLAND GENERAL ELECTRIC COMPANY

By:	/s/ James F. Lobdell
	Name:	James F. Lobdell
	Title:	Senior Vice President, Finance,
Chief Financial Officer and Treasurer

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date     Forward Price Reduction Amount

June 25, 2013    USD $.275
September 25, 2013    USD $.275
December 26, 2013    USD $.275
March 25, 2014    USD $.275
June 25, 2014    USD $.280
September 25, 2014    USD $.280
December 26, 2014    USD $.280
March 25, 2015    USD $.280
June 25, 2015    USD $.285

I-1

SCHEDULE II

Portland General Electric Company [	] [ ] [ ]

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB Facsimile:+44(20)77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

[ ˜ ], 20[ ˜ ]

Subject: Issuer Forward Transaction

SETTLEMENT NOTICE

Dear Sirs/Madams,

Reference is made to (i) the Confirmation (as amended or supplemented from time to time, the “Confirmation”), dated as of June 11, 2013 between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and Portland General Electric Company, an Oregon corporation (“Counterparty”), in respect of that certain issuer forward transaction (the “Transaction”) and (ii) the provisions opposite the caption[s] “Designated Valuation” [and “Settlement Method Election”] 1 in the Confirmation and the provisions of Section 7.1 of the Equity Definitions.

Capitalized terms used and not otherwise defined in this notice shall have the meanings given to them in the
Confirmation.

In accordance with the Designated Valuation provisions of the Confirmation specified above, Counterparty hereby notifies Barclays of its irrevocable designation of:

(i)    [    ] as the Designated Date for the Designated Shares specified in clause (ii) below; and

(ii)	[ ] Designated Shares for valuation and settlement in respect of the Designated Date specified in clause (i) above.

[In accordance with the Settlement Method Election provisions of the Confirmation specified above, Counterparty, in its capacity as the Electing Party under the Transaction, hereby notifies Barclays of its irrevocable election that, with respect to the Designated Shares specified in clause (ii) above, the Transaction shall be settled by [Cash Settlement] / [Net Share Settlement] pursuant to the provisions therefor under the Confirmation.

1 Insert if Counterparty is electing Cash Settlement or Net Share Settlement.

II-1

In addition, Counterparty hereby represents and warrants that, as of the date hereof:

(A) It is not aware of, and is not electing [Cash Settlement] / [Net Share Settlement] on the basis of, any material nonpublic information concerning itself or the Shares; and

(B) It is electing the settlement method and designating the related Designated Date in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws.

For the avoidance of doubt, and without limiting the generality of the foregoing, Counterparty represents and warrants in particular that in entering into the Transaction and the Confirmation, as supplemented by this notice, it has complied with all applicable requirements of Rule 10b5-1, as described in Section 11 of the Confirmation.] 2

[Counterparty acknowledges that the Default Settlement Method will apply in respect of the Designated Shares.] 3

Nothing in this notice shall be construed as a waiver of any rights Counterparty may have under or with respect to the Transaction or the Confirmation. This notice shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours faithfully,

Portland General Electric Company

By:
Name:
Title:

2 Insert if Counterparty is electing Cash Settlement or Net Share Settlement.

3 Insert if Counterparty is not electing Cash Settlement or Net Share Settlement.

2

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i) If Counterparty delivers Restricted Shares pursuant to this Annex A (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with customary private placement procedures for issuers with a market capitalization comparable to Counterparty with respect to such Restricted Shares reasonably acceptable to Barclays. Counterparty shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Barclays (or any affiliate designated by Barclays) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Barclays (or any such affiliate of Barclays). As of or prior to the date of delivery, Barclays and any potential purchaser of any such Restricted Shares from Barclays (or any affiliate of Barclays designated by Barclays) identified by Barclays shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities for issuers with a market capitalization comparable to Counterparty. As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Barclays (or any affiliate of Barclays designated by Barclays) in connection with the private placement of such Restricted Shares by Counterparty to Barclays (or any such affiliate) and the private resale of such Restricted Shares by Barclays (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for issuers with a market capitalization comparable to Counterparty , in form and substance commercially reasonably satisfactory to Barclays, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Barclays and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Barclays, and shall contain representations, warranties, covenants and agreements of Counterparty customary for issuers with a market capitalization comparable to Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales. In connection with the private placement of such Restricted Shares by Counterparty to Barclays (or any such affiliate) and the private resale of such Restricted Shares by Barclays (or any such affiliate), Counterparty shall, if so requested by Barclays, prepare, in cooperation with Barclays, a private placement memorandum customary for issuers with a market capitalization comparable to Counterparty in form and substance reasonably satisfactory to Barclays. In the case of a Private Placement Settlement, Barclays shall, in its good faith discretion and subject to Section 12 of this Confirmation, adjust the amount of Restricted Shares to be delivered to Barclays hereunder and/or the applicable Daily Forward Price(s) in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Barclays and may only be saleable by Barclays at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Barclays to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date.

(ii) If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Barclays and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall (so long as Barclays or any such affiliate is not an “affiliate” of Counterparty within the meaning of Rule 144 under the Securities Act) promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares
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upon delivery by Barclays (or such affiliate of Barclays) to Counterparty or such transfer agent of seller's and broker's representation letters customarily delivered by Barclays or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Barclays (or such affiliate ofBarclays).

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